Exhibit No. 23.1

July 9, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 (as amended) of Shearson Financial Network, formerly Consumer Direct of America of the following:

Our report dated April 11, 2007 to the Stockholders and Board of Directors on the consolidated financial statements of Shearson Financial Network, Inc. as of December 31, 2006 and 2005 and for the years then ended included in the Company's annual filing on Form 10-KSB filed with the Securities and Exchange Commission.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Sincerely,

"Pollard Kelley Auditing Services"

Pollard Kelley Auditing Services
Independence, Ohio